Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TrueCar, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Title of Securities to Be Registered	Fee Calculation Rule	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the TrueCar, Inc. 2023 Equity Incentive Plan (the “2023 Plan”)	Other (2)	36,452,012	(3)	$2.11	(2)	$76,913,745.32	$110.20 per $1,000,000	$8,475.90
Total Offering Amounts							$76,913,745.32		$8,475.90
Total Fee Offsets(4)									—
Net Fee Due									$8,475.90

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2023 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.11 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on June 21, 2023.

(3)	Represents the number of shares of the Registrant’s common stock reserved for issuance under the 2023 Plan.

(4)	The Registrant does not have any fee offsets.